EXHIBIT 10.17

SUMMARY OF DIRECTOR COMPENSATION

(As of December 7, 2004)

The following is a summary of the director compensation arrangements adopted by resolution of the Micromuse Board of Directors on June 23, 2004.

On the recommendation of outside experts and the Compensation Committee, the Board agreed to pay independent directors a $20,000 annual retainer and the chair of the Audit Committee an additional $5,000 annual retainer and to provide per meeting compensation of $1,000 for each meeting of the Board of Directors that is personally attended beginning with the fourth quarter of fiscal year 2004 (all such fees are payable quarterly in arrears).

In fiscal year 2004, the following option grants were approved for the independent directors as follows:

Name	No. of Shares Underlying Option Grants
John C. Bolger	40,000
Michael E.W. Jackson	35,000
David C. Schwab	30,000
Kathleen M.H. Wallman	30,000

The Compensation Committee also undertook to review future equity awards to the independent directors, which review has not been completed.